Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-258903) and Form S-8 (No. 333-218342 and 333-259268) of Appian Corporation (“the Company”) of our reports dated February 19, 2025, relating to the consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
McLean, Virginia

February 19, 2025